Exhibit 5.2

October 14, 2025

Inventiva S.A.

50 rue de Dijon

21121 Daix France

France

Re:	Securities Registered Under Registration Statement on Form F-3 of Inventiva S.A.

Ladies and Gentlemen:

We are acting as special French counsel for Inventiva S.A. (the “Company”), a French société anonyme, in connection with the filing of a registration statement on Form F-3 filed on October 14, 2025 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) relating to the registration of the offering by Company of up to $300,000,000 of any combination of securities of the types specified therein, including a sales agreement prospectus (the “Sales Agreement Prospectus”) contained in the Registration Statement relating to the issuance and sale by the Company, through Piper Sandler & Co. (the “Agent”) pursuant to the Sales Agreement dated October 14, 2025 (the “Sales Agreement”), by and between the Company and the Agent, of ordinary shares, €0.01 nominal value per share (the “Ordinary Shares”), including Ordinary Shares that may be issued in the form of American Depositary Shares (the “ADSs”) having a maximum aggregate price of up to $100,000,000 (the “Sales Agreement Shares”), covered by the Registration Statement. The Sales Agreement Shares are being offered and sold by the Agent pursuant to the terms of the Sales Agreement.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company, and such instruments and certificates of officers and other representatives of the Company and public officials, as we have deemed necessary as the basis for such opinion, and have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion.

In such examination, we have assumed that the entry into the agreements and the issuance of the Securities by the Company are (a) in the Company’s corporate interest and (b) serving the Company’s corporate purpose (objet social) as set forth in its bylaws (statuts) or other constitutional documents. We express no opinions as to matters of fact.

We have assumed that (i) the resolutions authorizing the Company to issue, offer and sell the Sales Agreement Shares as adopted at a duly convened and held combined shareholders’ meeting and as adopted at a duly convened and held meeting of the Board of Directors of the Company (the “Board”) or by written consultation of the Board and, if applicable, by the chief executive officer (directeur général), will be validly adopted and in full force and effect at all times at which the Sales Agreement Shares are issued, offered or sold by the Company, (ii) the outstanding share capital of the Company will be validly issued and fully paid up at the time of the decisions of the Board and, if applicable, the chief executive officer (directeur général) to issue the Sales Agreement Shares, (iii) the issue of the Sales Agreement Shares will fall within the limits set forth by the corporate authorizations referred above in (i), (iv) the definitive terms of the Sales Agreement Shares will have been established in accordance with the authorizing resolutions adopted by the combined shareholders’ meeting, the Board and, if applicable, the chief executive officer (directeur général), the Company’s bylaws and applicable law, (v) the Sales Agreement Shares will be offered by way of a private placement to, and subscribed by, investors pertaining to, the categories of investors as defined by the combined shareholders’ meeting of the Company and in accordance with article L. 225-138 of the French commercial code, (vi) the Company will issue and deliver the Sales Agreement Shares in the manner contemplated in the Registration Statement and the Sales Agreement Prospectus, (vii) all Sales Agreement Shares will be issued in compliance with applicable securities and corporate law and (viii) any purchase, placement or similar agreement will constitute a valid and binding obligation of each party thereto.

GIDE LOYRETTE NOUEL A.A.R.P.I.
15 rue de Laborde - 75008 Paris | tél. +33 (0)1 40 75 60 00 | info@gide.com - gide.com | Palais T03

As to any facts material to the assumptions and opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that the Ordinary Shares, when (a) the combined shareholders’ meeting of the Company, the Board and, if applicable, the chief executive officer (directeur général), have taken all necessary corporate action to authorize and/or decide the issuance of, and establish the terms of, the offering of the Sales Agreement Shares and related matters and (b) issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, sales, placement, subscription or similar agreement authorized by the Board and/or the chief executive officer (directeur général), as the case may be, upon payment of the consideration provided therein to the Company and issuance of the depositary certificate (certificat du dépositaire) in respect thereof, will be validly issued, fully paid and non-assessable.

The term “non-assessable”, which has no recognized meaning in French law, for the purposes of this opinion means that no present or future holder of ordinary shares will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of the ordinary shares.

The opinion expressed herein is given at the date set out above. We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in French law or factual matters arising after the date of effectiveness of the Registration Statement.

The opinion set out above is subject to the following qualifications:

i.	we have not investigated or verified the truth, accuracy or appropriateness of any representations of factual nature made in the Registration Statement, or of any information, opinion or statement of facts relating to the Company, or the Securities contained in the abovementioned documents, nor have we been responsible for ensuring that no material information has been omitted from it;

ii.	this opinion is subject to any limitation arising from ad hoc mandate (mandat ad hoc), conciliation (conciliation), accelerated safeguard (sauvegarde accélérée), safeguard (sauvegarde), judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire) (including a provision that creditors’ proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision instituting the accelerated safeguard (sauvegarde accélérée), the safeguard (sauvegarde), the judicial reorganization (redressement judiciaire) and the judicial liquidation (liquidation judiciaire) proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors; and

iii.	it should be noted that any such event affecting the Company does not necessarily give rise to immediate formalities at the relevant Register of Commerce and Companies (Registre du Commerce et des Sociétés) and that, once such formalities have been carried out, they are not necessarily recorded immediately on the Kbis extract (extrait Kbis) or the non-bankruptcy certificate (certificat de recherche negative en matière de procédures collectives), which are accordingly not conclusive as to the occurrence of any such event. It should also be noted that the opening of ad hoc mandate (mandat ad hoc) or conciliation (conciliation) proceedings never appears on such document.

We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

We hereby consent to the filing with the Commission of this opinion as Exhibit 5.2 to the Registration Statement, and to the reference to Gide Loyrette Nouel A.A.R.P.I. under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gide Loyrette Nouel A.A.R.P.I.